EXHIBIT 10.4

                            EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made June 26, 2009, by and between General Employment Enterprises, Inc., an Illinois corporation, (the "Company") and Kent M. Yauch (the "Employee") (collectively the "Parties"). For valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

        1.   EMPLOYMENT AGREEMENT
        Upon the terms and subject to the conditions contained in this Agreement, the Company hereby offers and the Employee hereby accepts employment with the Company. Upon the Closing Date, the employment agreement between the Employee and the Company dated December 5, 2001, as amended, shall be revoked and shall have no force or effect.

        2.   TERM OF EMPLOYMENT
        The term of this Agreement shall be for two (2) consecutive years commencing upon the closing date of the Stock Purchase Agreement between the Company and PSQ, LLC ("Closing Date").

        3.   SERVICES
        The Employee shall be the Chief Financial Officer with such duties as are consistent with that of a company's chief financial officer, with Employee's background and experience, and with the Company's needs as determined in good faith by the CEO. Employee shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Company's Board of Directors. Employee shall devote his best efforts and his full business and professional time to the faithful fulfillment of his duties hereunder.

        4.   COMPENSATION
        The Employee shall receive an annual salary of $150,000 per year, payable in installments no less frequently than monthly. Employee shall also receive as additional compensation a grant of an additional twenty-five thousand (25,000) non-qualified stock options of which one-half (1/2) shall vest immediately and the remainder shall vest one
   (1) year after the Closing Date. These options shall have an exercise price equal to the Company's trading price on the date of the grant and have a ten (10) year term. The options shall terminate three (3) years after Employee's termination of employment with the Company for any reason other than Cause, as defined below. If Employee is terminated for Cause all options not yet vested shall immediately terminate.

        5.   FRINGE BENEFITS AND PERQUISITES
        The Employee shall be entitled to all fringe benefits and perquisites that may be provided generally for the most senior executive officers of the Company pursuant to policies established from time to time by the Company's Board of Directors, including, but not limited to annual vacations of four (4) weeks per year (which vacation shall accrue pro rata over each year of employment and shall not carry over from year to year without the consent of the CEO), and participation in the Company's family medical plan, and any pension plan or profit sharing plan the Company may institute. At no time shall Employee's benefits be reduced to exclude current coverages, including, but not limited to, group health, life, and disability insurance.

        6.   REIMBURSEMENTS
        The Employee shall be reimbursed for all direct and substantiated out-of-pocket expenditures duly made on the Company's behalf in the performance of his services under this Agreement, subject to timely reporting requirements imposed from time to time by the Company's Board of Directors.

        7.   OFFICE SPACE
        The company will provide the employee with office space in the Chicago area suitable for the Employee's use in carrying out his responsibilities, including appropriate support and technology resources. If the corporate office would become unavailable, one of the existing branch offices would be utilized. In the event that the corporate headquarters should be relocated out of the Chicago area, the employee agrees to reasonable travel as needed to carry out his responsibilities, at Company expense, said travel not to exceed two weeks per quarter without Employee's written consent.

        8.   COVENANT NOT TO COMPETE
        In consideration for the term of employment, salary and benefits paid to the Employee by the Company as described herein, Employee agrees that during the term of his employment hereunder and for the two-year period following termination of his employment he will not solicit the customers of the Company, or directly or indirectly solicit for employment any employees of Company. For purposes hereof, "Company" shall include any entity into which the Company may be merged or to which substantially all the business and assets of the Company are transferred, and shall include all affiliates of the Company at the date of termination. For purposes hereof, "affiliate" shall include any business controlling, controlled by, or under common control with the Company and its successors.

        Employee has carefully read and considered the provisions of this paragraph and, having done so, agrees that the restrictions set forth therein, including, but not limited to, the time period of restriction and geographical areas of restriction, are fair and reasonable and are reasonably required for the protection of the interests of the Company.

        If, notwithstanding the foregoing, any of the provisions hereof shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included. In the event that any provision relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become the maximum restriction in such regard, and the restriction shall remain enforce able to the fullest extent deemed reasonable by such court.

        In the event of a breach or threatened breach of any of the covenants herein, the Company shall have the right to seek equitable relief, including specific performance by means of an injunction against the Employee and against the Employee's partners, agents, representatives, servants, employers, employees, and/or any and all persons acting directly or indirectly by or with it or them, to prevent or restrain any breach or further breach. In the event Company obtains any such equitable relief, the party against whom relief is obtained shall reimburse Company for its reasonable attorney's fees and costs related thereto. If the Company fails to obtain equitable relief, the Company shall reimburse the Employee for his reasonable attorney's fees and costs related thereto.

        9.   TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE
        Company shall have the right to terminate Employee's employment with the immediate discontinuation of payments hereunder for Cause herein defined as:

        (A) The intentional and substantial failure by Employee to perform Employee's duties with Company; or

        (B) Employee's material ("material" qualifying each of the following) personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or cease-and-desist order, or breach of any material provision of this Agreement, in each case directly involving the Company or its affiliates, customers or suppliers; or

        (C) Employee is unable to perform his duties hereunder for more than sixty (60) consecutive days or ninety (90) days within a consecutive twelve (12) month period as a result of his becoming disabled. "Disabled" shall mean the inability of the Employee, due to mental or physical disability certified by a physician selected by the Company and reasonably satisfactory to the Employee, to substantially perform his duties hereunder. The Employee shall make himself available for examination by such physician upon reasonable request; or

        (D) Employee engages in repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or public harm, including, without limitation, chronic drug or alcohol abuse; or

        (E)  Employee dies.

   provided, however, that prior to the determination that "Cause" under clause (A), (B), or (D) of this Section has occurred, the Company shall provide to the Employee in writing, in reasonable detail, the reasons for the determination that such "Cause" exists, and afford the Employee a reasonable opportunity to remedy any such breach, if such breach is capable of being remedied. For purposes of this Agreement, no act or failure to act on the Employee's part shall be considered "willful" unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company or any successor or affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or any successor or affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or any successor or affiliate thereof.

        10.  TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE
        If the Company terminates the employment before the end of the contract term for any reason other than Cause, the Company will continue to pay the Employee his salary for the balance of the two-year period in the ordinary course through payroll until the end of the term. Company will also continue to provide health insurance coverage to the Employee for the remainder of the period at no cost to the Employee

        11.  TERMINATION OF EMPLOYMENT BY EMPLOYEE
        If the Employee terminates employment before the end of the contract period for any reason other than Good Reason, as defined below, no further payments shall be due Employee pursuant to this Agreement, other than as required by law and the terms of the Company's employee benefit plans. If Employee terminates for Good Reason, the Company will continue to pay the Employee his salary for the balance of the two-year period in the ordinary course through payroll until the end of the term. Company will also continue to provide health insurance coverage to the employee for the remainder of the period at no cost to the Employee. Good Reason shall be defined as the requirement by the Company, without the Employee's written consent, that the Employee's services be performed primarily at a location outside the Chicago metropolitan area or the Company's material breach of this Agreement.

        12.  DIRECTORS AND OFFICERS LIABILITY INSURANCE
        The Company will include the Employee under its directors and officers' liability insurance and the indemnification provisions of its charter and bylaws during the term of the agreement, and for a period of six years following the Employee's term of Employment.

        13.  COMPLETE AGREEMENT
        This document contains the entire agreement between the parties and supersedes any prior decision, negotiations, representations, or agreements between them respecting employment of the Employee. No alterations, additions or other changes to this Agreement shall be binding unless made in writing and signed by both parties to this Agreement.

        14.  GOVERNING LAW
        This Agreement shall be governed by and interpreted in accordance with the internal laws of the state of Illinois. The Parties agree and consent to submit to personal jurisdiction in the State of Illinois in any state or federal court of competent subject matter jurisdiction situated in Du Page County, Illinois.

        15.  EFFECT ON OTHER OBLIGATIONS.
        Payments and benefits herein provided to the Employee by the Company will be made without regard to and in addition to any other payments or benefits required to be paid to the Employee at any time hereafter under the terms of any other plan or agreement between the Employee and the Company. No payments or benefits provided the Employee hereunder will be reduced by any amount the Employee may earn or receive from employment with another employer or from any other source without violation of this Agreement. In no event will the Employee be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

        16.  CODE SECTION 409A.
        This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent. If a payment under this Agreement does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. Section 1.409A-1(b)(4) (or any similar or successor provisions), and the Employee is a Specified Employee (as defined below) as of his termination, distributions to the Employee may not be made before the date that is six months after the date of his termination or, if earlier, the date of the Employee's death (the "Six-Month Delay Rule"). Payments to which the Employee would otherwise be entitled during the first six months following the termination (the "Six-Month Delay") will be accumulated and paid on the first day of the seventh month following the termination. Notwithstanding the Six-Month Delay Rule set forth in this Section 16(B):

        (A) To the maximum extent permitted under Code Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(iii) (or any similar or successor provisions), during each month of the Six-Month Delay, the Company will pay the Employee an amount equal to the lesser of (i) the total monthly severance provided under this Agreement, or (ii) one-sixth (1/6) of the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee's termination occurs, and (2) the sum of the Employee's annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Employee preceding the taxable year of the Employee in which his termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not had a termination); provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Company under this Agreement; and

        (B) To the maximum extent permitted under Code Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the termination, the Company will pay the Employee an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Employee's termination; provided that the amount paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Company under this Agreement.

        (C) For purposes of this Agreement, "Specified Employee" has the meaning given that term in Code Section 409A and Treas. Reg. 1.409A-1(c)(i) (or any similar or successor provisions). The Company's "specified employee identification date" (as described in Treas. Reg. 1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company's 'specified employee effective date' (as described in Treas. Reg. 1.409A- 1(c)(i)(4) or any similar or successor provisions) will be February 1 of each succeeding year."

        (D) Each payment under this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation Section 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

        (E) For purposes of this Agreement, the Employee's employment is terminated when the Employee experiences a "separation from service" within the meaning of Code Section 409A.

   General Employment Enterprises, Inc.         Employee


   By:  /s/ Herbert F. Imhoff, Jr.              /s/ Kent M. Yauch
        ------------------------------          -----------------
     Its:  Chairman, President                  Kent M. Yauch
           and Chief Executive Officer